Exhibit 10.13

ATLASSIAN CORPORATION PLC

[Date]

[              ]

[Address]

[Address 2]

Dear                              :

On behalf of Atlassian Corporation Plc (the “Company”), I am pleased to offer you a position as a member of the Company’s Board of Directors (the “Board”).

As a Board member, you will be responsible for attending any scheduled Board meetings in person or by telephone (the Company requests that at least two-thirds of all Board meetings be attended in person). The Company will reimburse all reasonable out-of-pocket expenses incurred by you in attending meetings of the Board or any committees thereof. In addition, from time to time, we would like to have the benefit of your experience and insight regarding various Company-related matters through telephone and email communications.

Subject to the approval of the Board, you will be compensated in cash and equity in accordance with the Company’s Non-Employee Director Compensation Policy, a copy of which is attached hereto as Exhibit A. Additionally, you will be required to adhere to certain share ownership requirements as further described in the Non-Employee Director Compensation Policy.

In addition, you will receive certain indemnification rights with respect to your service as a Board member, provided that you execute the Company’s form of indemnification agreement.

In connection with your Board service, we expect that the Company and its agents will disclose technical, business, or financial information to you, including (without limitation) the identity of and information relating to customers or employees and information the Company has received and in the future will receive from third parties that is subject to a duty from the Company to maintain the confidentiality of such information and to use it only for certain limited purposes (“Confidential Information”). To the extent such Confidential Information is not generally publicly known or otherwise previously known by you without an obligation of confidentiality, you agree not to use such Confidential Information (except in connection with your Board services) or disclose such Confidential Information to any third party and to take reasonable steps to maintain the confidential nature of such Confidential Information. When you cease to be a Board member, you must return all Confidential Information to the Company.

As a precautionary matter and to avoid any conflicts of interest, we ask that while you are a member of the Board that you do not provide advice to or otherwise provide services to any competitor of the Company. In addition, we ask that you inform the Company of any potential, actual, direct or indirect conflict of interest that you think exists or may arise as a result of your relationship with Company, so that we may come to a quick and mutually agreeable resolution. By signing below you also represent and warrant that the performance of your duties as a Board member will not conflict with or violate any obligation of yours or right of any third party, and further that you will not disclose any third party proprietary or confidential information to the Company in connection with your Board services.

This letter agreement shall be governed by and construed under the laws of the United Kingdom without regard to principles of conflicts of laws. The foregoing constitutes the complete agreement between us with respect to the subject matter hereof and supersedes in all respects all prior or contemporaneous proposals, negotiations, conversations, discussions and agreements between us.

I am excited about you joining our Board and look forward to working with you to help make the Company a truly great and prosperous company. Please acknowledge your receipt of and agreement with this letter agreement by signing and dating this letter agreement and returning it to me at your earliest convenience.

Very truly yours,

ATLASSIAN CORPORATION PLC

By:
[ ]
Chief Executive Officer

ACCEPTED AND AGREED TO:

Name

Date

Exhibit A

Non-Employee Director Compensation Policy